Exhibit 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORTS

To the Board of Directors and Shareholders of

The Boeing Company

Chicago, Illinois

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the three-month periods ended March 31, 2009 and 2008, the three and six-months periods ended June 30, 2009 and 2008, and the three and nine-months periods ended September 30, 2009 and 2008, and have issued our reports dated April 21, 2009, July 22, 2009, and October 21, 2009, respectively, which included an explanatory paragraph relating to the Company’s change in its method of accounting for pension and postretirement benefits. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 9, 2009